EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333- 30620) pertaining to the Inforte Corp. Amended and Restated 1997 Compensation Plan and in the Registration Statement on Form S-8 (Registration No. 333-30624) pertaining to the Inforte Corp. Amended and Restated Employees Stock Purchase Plan, of our report dated January 21, 2003, with respect to the consolidated financial statements of Inforte Corp. for the year ended December 31, 2002, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 28, 2005